EXHIBIT 10.10.2

August 31, 2016

Dear Jordan:

This letter (the “Agreement”) confirms the agreement between you and Etsy, Inc. (the “Company”) regarding the resignation of your employment with the Company.

1. Resignation Date. You hereby resign your employment with the Company effective the close of business on September 9, 2016 (the “Resignation Date”). Your last day in the office will be August 31, 2016 and you hereby confirm the resignation of your offices of General Counsel and Corporate Secretary as of that date.

2. Effective Date and Revocation. You have up to twenty-one (21) days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven (7) days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth (8th) day after the date you sign it will be the “Effective Date.” Because of the seven (7)-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3. Separation Benefits. In exchange for your signing this Agreement and not revoking your acceptance of this Agreement, and for your continued compliance with your obligations under the Etsy, Inc. Severance Plan, a copy of which is attached as Exhibit A to this Agreement (the “Severance Plan”) and your compliance with Sections 7, 8, 9, 10, and 11 of this
Agreement, the Company will provide you with the following benefits:

(a) A severance payment in accordance with the Etsy, Inc. Severance Plan Participation Notice you signed on April 10, 2015 and Section II(1)(A) of the Severance Plan equal to six (6) times your Monthly Base Salary of $25,000.00, payable according to the Severance Plan; and

(b) Reimbursement of your COBRA premiums in accordance with Section II(1)(B) of the Severance Plan, for the Cobra Payment Period of six (6) months covering October 2016 through March 2017; and

(c) Reimbursement of your COBRA premiums for an additional six (6) months following the end of the COBRA Payment Period or until such time as you are     eligible for health coverage through another employer, whichever comes first; and

55 Washington Street • Brooklyn, NY • 11201 • 718.855.3764 (t) • 718.855.7956 (f)

(d) If the Company does not announce an open window period for trading and pre-clear you for trading (if necessary) during November 2016 (as referenced in the Etsy Insider Trading Policy), the Company will approve an extension of the period for you to exercise your vested options for thirty (30) days after the commencement of the next open window period in which you are pre-cleared to trade (if necessary) (the “Extension End Date”), but not beyond the original expiration date of the options.

If no trading windows in which you are pre-cleared to trade (if necessary) are opened within one hundred eighty (180) days following the Resignation Date, you will be released from any trading restrictions imposed under the Insider Trading Policy, provided that you must at all times refrain from trading if you are in possession of material non-public information.
Except for your salary through the Resignation Date and any accrued but unused vacation, you agree that you will not be entitled to any additional compensation from the Company, including any salary, bonus or incentive compensation, or other remuneration or benefits of any kind, other than as set forth in this Agreement or in a subsequent written agreement between you and the Company.

You also agree that if you violate any of your obligations under the Severance Plan or under Sections 7, 8, 9, 10, and 11 of this Agreement, you will no longer be entitled to receive any benefits under Sections 3(a) and (b) above.

4. Equity Grants. Your stock options and restricted stock units will vest through the Resignation Date in accordance with the terms and conditions of the applicable equity plan(s) and award agreement(s) pursuant to which they were granted. Any options and restricted stock units that are unvested as of the Resignation Date will be forfeited in accordance with those plan(s) and agreement(s). Your vested options as of the Resignation Date will remain exercisable until three months from the Resignation Date, or until the Extension End Date should the benefit described in section 3(d) become applicable, but not later than the expiration date of such options. The award agreement(s) between you and the Company evidencing your equity awards pursuant to the Etsy, Inc. 2006 Stock Plan and the Etsy, Inc. 2015 Equity Incentive Plan will remain in full force and effect and you agree to remain bound by them. You also acknowledge and agree that you will remain bound by the terms of the Company’s Insider Trading Policy, except as provided in the second paragraph of Section 3(d), above.

5. Release of All Claims. In consideration for receiving the severance and COBRA premium payments described in Section 3 above, to the fullest extent permitted by applicable law, you hereby waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, claims for attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or

55 Washington Street • Brooklyn, NY • 11201 • 718.855.3764 (t) • 718.855.7956 (f)

breach of the covenant of good faith and fair dealing, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the New York State Human Rights Law, the New York Labor Law, and the New York City Human Rights Law, and claims under any and all other federal, state, and local statutes, regulations, and laws of any type. However, this release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement. In addition, this release does not waive or limit any existing rights you may have to vested benefits under any Company plan, including, but not limited to, the Company 401(k) plan.

6. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

7. Other Agreements. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement (the “PIIA”) with the Company, which you signed on October 21, 2013, and a copy of which is attached as Exhibit B.

Section 4d(iii) of your PIIA will be replaced with:

“You will not compete against Etsy for a short period after your employment with Etsy ends. While working for Etsy you may be given access to plans, processes, contacts, customers, or other information that could put Etsy at an unfair competitive disadvantage if they were shared with or used for the benefit of a Competing Business. To protect Etsy’s legitimate interests, we require that you agree to certain limits on actions that would be competitive with Etsy for a short period after your employment with Etsy ends. By signing this Agreement, you agree that for six months after your employment with Etsy ends for any reason, you will not, without Etsy’s written permission, start, invest in, or do work for a Competing Business in a capacity that is similar in form or function to that which you performed in the last year of your employment with Etsy, and that you will not divert business opportunities that otherwise might have been available to Etsy.”

For purposes of this Agreement, the term “Competing Business” is defined as (a) any of the following companies, and any of their subsidiaries or parent companies that operate an online marketplace: Amazon, eBay, and Alibaba; or (b) any business that develops or operates an online marketplace selling the types of products sold on Etsy.com or its related websites (for example, crafts, art, handmade goods, vintage goods, or craft supplies), or (c) any business that develops, operates or sells software, services or tools for building or operating e-commerce websites.

Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company. For the avoidance of doubt, the Indemnification Agreement dated April 15, 2015 shall remain in effect in accordance with its terms.

55 Washington Street • Brooklyn, NY • 11201 • 718.855.3764 (t) • 718.855.7956 (f)

8. Company Property. You represent that you have returned (or will by the Resignation Date return) to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

9. Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

10. No Disparagement. You agree that you will never make any disparaging statements (orally or in writing) about the Company or its products, services, legal or business practices, past venture capital investors or current or past (as of the Effective Date of this Agreement) directors, officers, and known employees who served during your tenure at Etsy. On or before the Effective Date of this Agreement, the Company will instruct current members of the Etsy Executive Team (Chad Dickerson, Linda Kozlowski, Kristina Salen, Heather Jassy, John Allspaw, and Brian Christman) to refrain from making any disparaging statements about you. Further, certain modifications of this Agreement require approval from the Compensation Committee of the Etsy Board of Directors; as such the Company will inform the Compensation Committee that the Agreement includes a mutual non-disparagement between certain personnel and you. You agree to refer all inquiries regarding verification of your employment with the Company to Brian Christman and/or Chad Dickerson. This Section 10 should not be read to prevent any party from testifying in good faith under oath pursuant to a subpoena, from cooperating in a governmental investigation or inquiry, or from otherwise acting as required by governing law.

11. Cooperation. You agree that you will provide reasonable cooperation with and assistance to the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings are related to services performed or required to be performed by you, knowledge possessed by you, or any act or omission by you. The Company will reimburse you for reasonable and necessary expenses in connection with such cooperation.

12. Preservation of Rights. Nothing in Sections 9, 10, and 11, above, or otherwise in this Agreement, shall be construed to prevent you from (a) reporting violations of United States or other law or regulations to or (b) participating in an investigation conducted by, or providing truthful information to any government, regulatory, or self-regulatory agency in accordance with law, including but not limited to the Department of Justice, the Securities and Exchange Commission (“SEC”), the U.S. Equal Employment Opportunity Commission (“EEOC”), the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower or other provisions of any applicable United States or other law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures. Nevertheless, you acknowledge that you cannot recover any

55 Washington Street • Brooklyn, NY • 11201 • 718.855.3764 (t) • 718.855.7956 (f)

monetary benefit, damages, or equitable relief with respect to any of the claims released and waived in this Agreement through or from any charge filed by you with a fair employment practices agency such as the EEOC or any action commenced by a third party. However, nothing in this Agreement prevents you from obtaining a monetary award from the SEC.

13. Disclosures. You hereby represent, acknowledge, and agree that you have, prior to signing this Agreement, fully disclosed to the Chief Executive Officer and Chief Financial Officer of the Company all information that you possess with respect to any violations, or potential violations, of the securities laws or any other laws and regulations with which the Company has an obligation to comply.

14. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

15. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York (other than their choice-of-law provisions).

16. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

17. Effective Date and Revocation. You agree by your signature below that you had, and that the Company gave you, at least twenty-one (21) days to review and consider this Agreement before signing it, and that such period was sufficient for you to fully and completely consider all of its terms. The Company hereby advises you to discuss this Agreement with your own attorney (at your own expense) during this period if you wish to do so. You may accept this Agreement by delivering a copy of the Agreement signed by you to me within twenty-one (21) days from the day you receive the Agreement. You may revoke your acceptance of the Agreement for a period of seven (7) days after signing the Agreement by delivering written notification to me within that seven-day period. If you do not revoke your acceptance of the Agreement, it will be effective on the eighth (8th) day after you sign it. If you revoke your acceptance of this Agreement, you will not be entitled to the benefits listed in Section 3, above. You agree that you have carefully read this Agreement, fully understand what it means, and are entering into it voluntarily.

55 Washington Street • Brooklyn, NY • 11201 • 718.855.3764 (t) • 718.855.7956 (f)

Please indicate your agreement with the above terms by signing below.

This severance offer will expire on September 23, 2016, if you do not sign this Agreement and return it to me by that date.

Very truly yours,

/s/ Brian Christman 9/20/16
Brian Christman
SVP, People and Workplace
Etsy, Inc.

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Jordan Breslow
Signature of Jordan Breslow
Dated: 9/19/2016 | 10:52 PDT

55 Washington Street • Brooklyn, NY • 11201 • 718.855.3764 (t) • 718.855.7956 (f)